UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2021

Isoray, Inc. (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of Principal Executive Offices) (Zip Code)

(509) 375-1202

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ISR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01       Entry into a Material Definitive Agreement.

On February 4, 2021, Isoray, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer”), as representative of the several underwriters named therein (the “Underwriters”). Pursuant to the terms of the Agreement, the Company agreed to sell an aggregate of 36,000,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) at an offering price to the public of $1.25 per share, for gross proceeds of approximately $45 million before deducting underwriting discounts and commissions and estimated offering expenses. Additionally, the Company granted the Underwriters an option to purchase up to an additional 5,400,000 shares of Common Stock from the Company for the purpose of covering over-allotments.

The Company intends to use the net proceeds from the offering to fund operations, research and development efforts, potential future acquisitions of complementary businesses or technologies, sales and marketing initiatives, and for general corporate purposes, including general and administrative expenses, capital expenditures, and for general working capital purposes. The Underwriters’ cash fees and commissions for the offering are 7.0% of the gross proceeds of the offering, of which Oppenheimer will receive no less than 80.0% of such fee. The Company has also agreed to reimburse Oppenheimer for certain expenses incurred in connection with the Agreement, including fees and disbursements of counsel to Oppenheimer in connection with entering into the transactions contemplated by the Agreement up to $75,000, and has provided Oppenheimer with customary indemnification rights.

The Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, other obligations of the parties, and termination provisions. Pursuant to the Agreement, for a period of twelve months following the consummation of an offering, Oppenheimer shall have a right of first refusal to act as exclusive financial advisor in connection with any acquisition or other effort by the Company to obtain control, directly or indirectly and whether in one or a series of transactions, of all or a significant portion of the assets or securities of a third party, or the sale or other transfer by the Company, whether in one or a series of transactions, of assets or securities, or any extraordinary corporate transaction, regardless of the form of structure of such transaction, or as sole bookrunning underwriter, sole initial purchaser, sole placement agent, or sole selling agent, as the case may be, on any financing for the Company, subject to certain exceptions.

Pursuant to the Agreement, subject to certain exceptions, the Company and certain of the Company’s executive officers and directors have agreed that, without the prior written consent of Oppenheimer and subject to certain negotiated exceptions, they will not, for a period of 90 days, in either case, following the date of the final prospectus supplement, sell or otherwise dispose of any of the Company’s securities held by them.

The shares were issued pursuant to the Company’s shelf registration statement (the “Registration Statement”) on Form S-3 (File No. 333-236025) filed on January 23, 2020, which became effective on February 4, 2020, and the prospectus supplement dated February 4, 2021.

The Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the description of the Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Gallagher & Kennedy, P.A., relating to the legality of the Common Stock is filed as Exhibit 5.1 hereto, and is incorporated herein by reference. The foregoing description of the Agreement, the offering by the Company, and the documents related thereto is qualified in its entirety by reference to such exhibits.

Item 9.01         Financial Statements and Exhibits.

(d)     Exhibits

5.1	Opinion of Gallagher & Kennedy, P.A., dated February 4, 2021.

10.1	Underwriting Agreement between Isoray, Inc. and Oppenheimer & Co. Inc., dated February 4, 2021.

23.1	Consent of Gallagher & Kennedy, P.A. (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2021

Isoray, Inc., a Delaware corporation

By: /s/ Lori A. Woods

       Lori A. Woods, CEO